SECURITIES AND EXCHANGE COMMISSION

                                  WASHINGTON, D.C. 20549


                                    -------------------


                                          Form 8-K

                                       Current Report

                             Pursuant to Section 13 or 15(d) of
                            the Securities Exchange Act of 1934


                              Date of Report: September 22, 2000





Commission          Exact name of registrant as specified in its charter  State of       I.R.S. Employer
File Number         and principal office address and telephone number     Incorporation  I.D. Number

1-14514             Consolidated Edison, Inc.                             New York       13-3965100
                    4 Irving Place, New York, New York 10003
                    (212) 460-4600

1-1217              Consolidated Edison Company
                      of New York, Inc.                                   New York       13-5009340
                    4 Irving Place, New York, New York 10003
                    (212) 460-4600

1-4315              Orange and Rockland Utilities, Inc.                   New York       13-1727729
                    One Blue Hill Plaza, Pearl River, New York 10965
                    (914) 352-6000



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                                      - 2 -

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS


NEW YORK AGREEMENT

On October 2, 2000, Consolidated Edison, Inc. ("Con Edison"), Consolidated Edison Company of New York, Inc. ("Con Edison of New York"), Orange and Rockland Utilities, Inc. ("O&R") and Northeast Utilities entered into an agreement with the staff of the New York State Public Service Commission ("PSC") and certain other parties (the "Agreement").

The Agreement, which is subject to PSC approval, revises and extends the electric rate plan provisions of the September 1997 restructuring agreement pursuant to which Con Edison of New York has been implementing retail choice for all its electric customers and has divested most of its electric generating assets (the "1997 restructuring agreement") and addresses certain divestiture-related issues.

For additional information about the 1997 restructuring agreement, see "Regulatory Matters - Electric" in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") of Con Edison and Con Edison of New York in Item 7 of the combined Con Edison, Con Edison of New York and O&R Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K") and "Regulatory Matters" in the MD&A of Con Edison and Con Edison of New York in Part I, Item 2 of the combined Con Edison, Con Edison of New York and O&R Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (the "Form 10-Q") (File Nos. 1-14514,1-1217 and 1-4315).

The Agreement also provides for the approval by the PSC of Con Edison's acquisition of Northeast Utilities. For additional information about the merger, see "Liquidity and Capital Resources - Northeast Utilities" in the MD&A of Con Edison and Con Edison of New York in Item 7 of the Form 10-K, "Northeast Utilities" in Con Edison's MD&A in Part I, Item 2 of the Form 10-Q and "Connecticut Draft Decision" and "Merger Consideration," below.

The following summary of the material provisions of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit hereto.

The electric rate plan provisions of the Agreement, which cover the five-year period ending March 2005, revise and extend the rate plan provisions of the 1997 restructuring agreement. The Agreement provides for Con Edison of New York to reduce the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and, in accordance with the 1997 restructuring agreement, to reduce the generation-related component of its electric rates by $208.7 million on an annual basis, effective April 2001. Following completion of Con Edison's acquisition of Northeast Utilities, Con Edison of New York's electric rates would be further reduced by $18.5 million on an annual basis to reflect approximately half of the net synergy savings applicable to its electric operations that are expected to result from the merger.


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                                      - 3 -

In general, under the Agreement, Con Edison of New York's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the PSC determines that circumstances have occurred which either threaten the company's economic viability or ability to provide, or render the company's rate of return unreasonable for the provision of, safe and adequate service.

The Agreement continues the rate provisions pursuant to which Con Edison of New York recovers from its customers purchased power and fuel costs. The Agreement does not address the New York State Attorney General's August 2000 petition to the PSC regarding these rate provisions. See Con Edison of New York's Current Report on Form 8-K, dated August 23, 2000 (File No. 1-1217). The Agreement contains the recommendation that the PSC establish a proceeding to consider rate measures that reduce the volatility of fuel and energy costs experienced during months of peak usage, provided that such measures may neither be materially inconsistent with the Agreement nor adversely impact Con Edison of New York's financial integrity. For information about recovery of replacement power and other costs relating to Con Edison of New York's Indian Point 2 nuclear generating unit, see Note C to the Con Edison and Con Edison of New York financial statements included in Part I, Item 1 of the Form 10-Q.

Under the Agreement, 50 percent of any earnings in each of the rate years ending March 2002 through 2005 in excess of a specified rate of return on electric common equity (12.9 percent for the rate year ending March 2002; 11.75 percent for the other rate years, the "Earnings Sharing Level") will be retained for shareholders and 50 percent will be applied for customer benefit through rate reductions or as otherwise determined by the PSC. The rate of return calculation will exclude certain items, including incentives, penalties and the synergy savings from Con Edison's acquisition of Northeast Utilities that have been allocated to the company's shareholders. For the rate year ending March 2004, the calculation will reflect the amount, if any, by which the calculated rate of return fell below the Earnings Sharing Level for the rate year ending March 2003; for the rate year ended March 2005, the calculation will reflect any shortfall in the prior two rate years.

Under the Agreement's performance incentive mechanisms, the Earnings Sharing Level for the rate years ending March 2003 through 2005 may be increased to 12 percent if certain customer service and reliability objectives are achieved. The Agreement continues other incentive mechanisms, pursuant to which Con Edison of New York could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

The Agreement continues the stranded cost recovery provisions of the 1997 restructuring agreement, stating that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."


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                                      - 4 -

The Agreement provides for the following disposition of the approximately $303.9 million estimated net gain on the sale by Con Edison of New York of most of its electric generating assets: $192.3 million will be credited against electric distribution plant balances; $103.8 million may be retained by the company to offset a like amount of existing regulatory assets (including deferred power contract termination costs, property tax increases and retail-choice customer incentives), and the balance will be set aside as a partial funding source for low-income ratepayer programs.

The Agreement also addresses Con Edison of New York's recovery of an approximately $77 million regulatory asset representing incremental capacity costs incurred to purchase capacity from the buyers of the generating assets it sold. The Agreement provides for the company to amortize the asset to expense against the shareholders' portion of any earnings above the Earnings Sharing Levels and by March 2005 to charge to expense any remaining asset balance.

The Agreement provides for the approval of Con Edison's acquisition of Northeast Utilities, indicates that the PSC should authorize the merger as being in the public interest and allocates to New York customers approximately half of the net synergy savings applicable to New York utility operations that are expected to result from the merger over the ten-year period ending March 2011. To reflect this allocation, following completion of the merger Con Edison of New York will reduce its electric rates by $18.5 million (discussed above) and annually accrue credits of about $3.4 million and $0.9 million, respectively, for its gas and steam customers, and O&R will annually accrue credits of about $1.15 million and $0.4 million, respectively, for its electric and gas customers. The Agreement also amends the existing guidelines governing transactions among affiliates of Con Edison of New York to reflect, to the extent necessary, the requirements of the Public Utility Holding Company Act that will apply following the merger.

CONNECTICUT DRAFT DECISION

On September 22, 2000, the Connecticut Department of Public Utility Control ("DPUC") issued a draft decision imposing stringent conditions on its approval of Con Edison's acquisition of Northeast Utilities. On September 29, 2000, Con Edison and Northeast Utilities filed written exceptions to the draft decision, in which they, among other things, object to the financial and other conditions of the draft decision and suggest that if the draft decision is not substantially changed the merger is likely not to happen. The DPUC's final decision on the merger is scheduled for October 19, 2000.

MERGER CONSIDERATION

On September 27, 2000, the required Connecticut regulatory approval with respect to the sale by subsidiaries of Northeast Utilities of interests in certain nuclear facilities was received and, as a result, the merger consideration that Con Edison will be required to pay to shareholders of Northeast Utilities under the merger agreement is increased by $1.00 per share to $26.00 per share plus $.0034 for every day after August 5, 2000 through the day prior to the closing of the merger.


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                                      - 5 -

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


(c)      Exhibits

10 Settlement Agreement, dated October 2, 2000, by and among Con Edison, Con Edison of New York, O&R, Northeast Utilities, the Staff of the New York State Public Service Commission and certain other parties.

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                                      - 6 -

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CONSOLIDATED EDISON, INC.
                                  CONSOLIDATED EDISON COMPANY
                                     OF NEW YORK, INC.
                                  ORANGE AND ROCKLAND UTILITIES, INC.



                                  By: HYMAN SCHOENBLUM
                                      Hyman Schoenblum
                                      Vice President and Controller

DATE:  October 4, 2000